Exhibit 10.12

Loan Agreement

Party A: Guangdong Qingyuan Development Zone Hospital
Party B: Guangzhou Dongfang Hospital

In consideration of the related relationship, Party A and Party B agree as follows:

1.
To support Party B’s development and expansion, Party A and Party B agree that Party A provides Party B with a loan of RMB1,012,187.13 yuan (one million twelve thousand one hundred eighty seven yuan thirteen-three cents) during 2008 for the purpose of operative turnover of Party B. In consideration of the related relationship, The loan in such period shall be interest-free, and paid by Party B in installments in a payment period of three years from Dec. 30 2008 to Dec. 31. 2011.

2.
Party A and Party B agree that Party A provide Party B with a maximum of loan of  RMB1,378,188.08 yuan (one million three hundred seventy eight thousand one hundred eighty eight yuan eight cents) during 2009 for the purpose of operative turnover of Party B. In consideration of the related relationship, The loan in such period shall be interest-free, and paid by Party B in installments in a payment period of three years from Dec. 30 2009 to Dec. 31. 2012.

3.	The effective date of this agreement is Jan., 1, 2008.

Party A: Guangdong Qingyuan Development Zone Hospital (seal)	Party B: Guangzhou Dongfang Hospital (seal)

Authorized representative:	Authorized representative:
/s/ Xu Jianhong	/s/ Ma Yong